Exhibit A

Share Subscription Letter

To:

Mint Incorporation Limited

Ritter House

Wickhams Cay II

PO Box 3170

Road Town

Tortola VG1110

British Virgin Islands

The undersigned (the Subscriber) hereby subscribes for and agrees to take 1,289 Class A shares of no par value (the Shares) in Mint Incorporation Limited (the Company) for a total aggregate subscription price of US$515.55, and undertakes to pay the amount of US$515.55 in full payment of the subscription price for the Shares upon its issue.

The Subscriber will take the Shares subject to and on the terms of the Memorandum and Articles of Association of the Company and recognises that failure to pay the monetary consideration of the aforesaid Shares on demand by the Company may result in said Shares being forfeited and cancelled pursuant to the provisions of the BVI Business Companies Act, 2004.

This letter shall be governed by the laws of the British Virgin Islands.

Date: 18 October 2023

/s/ Hoi Lung Chan
For and on behalf of
Deep Vision Enterprise Limited

Direction as to registration

Full name:	Deep Vision Enterprise Limited

Address:	Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands